Exhibit 4.2

WARRANT
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND THE WARRANT MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED.
Warrant Certificate No.: 1
Original Issue Date: November 8, 2017
FOR VALUE RECEIVED, Scorpio Bulkers Inc., a Marshall Islands company (the "Company"), hereby certifies that Tiger Bulk Ltd., a Cayman Islands company (the "Holder") is entitled to purchase from the Company up to an aggregate of 1,592,594 duly authorized, validly issued, fully paid and non-assessable shares of Common Stock at a purchase price per share of $0.01 (the "Exercise Price"), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 11 hereof.
This Warrant has been issued pursuant to the terms of the Subscription Agreement, dated as of November 8, 2017 (the "Subscription Agreement"), between the Company and the Holder.
1.          Definitions.  As used in this Warrant, the following terms have the respective meanings set forth below:
"Additional Shares" means such number of shares equal to (A) the Aggregate Exercise Price divided by (B) the NYSE closing price of the Common Stock on the Business Day immediately preceding the Exercise Date rounded down to the nearest whole share.
"Aggregate Warrant Shares" means the aggregate shares of Common Stock purchasable upon exercise of this Warrant in accordance with the terms of this Warrant, which amount shall not exceed an aggregate of 1,592,594 shares of Common Stock (subject to adjustment as provided herein).
"Applicable Delivery Date" means the date on which the Company or its nominee has accepted the delivery of the m/v Tiger Anhui, m/v Tiger Shanghai, or m/v Tiger Tianjin (each a "Vessel" and collectively the "Vessels"), respectively, pursuant to the terms and subject to the conditions of the separate Memoranda of Agreement relating to each of the Vessels dated November 6, 2017 by and among the Company and each of the vessel owning subsidiaries of Tiger Bulk Ltd. that currently directly own the Vessels.
"Applicable Vessel Delivery Shares" means with respect to the Applicable Delivery Date of each of the Vessels, (i) with respect to the Tiger Anhui five hundred eighteen thousand, five hundred and nineteen  (518,519) shares of Common Stock, (ii) with respect to the Tiger Shanghai five hundred eighteen thousand, five hundred and nineteen  (518,519) shares of Common Stock and (iii) with respect to the Tiger Tianjin five hundred fifty five thousand, five hundred and fifty six (555,556) shares of Common Stock.
"Aggregate Exercise Price" means the product of (i) $0.01 multiplied by (ii) the aggregate number of Applicable Vessel Delivery Shares.
"Board" means the board of directors of the Company.
"Business Day" means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, London, Hong Kong, Monaco, The Netherlands and Singapore are authorized or obligated by law or executive order to close.

"Common Stock" means the common stock, par value $0.01 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.
"Exercise Date" means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York time, on a Business Day.
"Original Issue Date" means, the date on which the Warrant was issued by the Company pursuant to the Subscription Agreement.
"NYSE" means The New York Stock Exchange.
"Person" means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.
"Resale Registration Statement" means the 1933 Act registration statement registering the Warrant Shares for resale.
"Securities Act" means the U.S. Securities Act of 1933, as amended.
"Warrant" means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.
2.          Term of Warrant.  Subject to the terms and conditions hereof, the Holder of this Warrant shall exercise this Warrant for the Applicable Vessel Delivery Shares purchasable hereunder (or the Cash Payment in lieu thereof), on the later of (i) an Applicable Delivery Date or, if such day is not a Business Day, on the next preceding Business Day and (ii) the effective date of the Resale Registration Statement (the "Effective Date"), provided that if the Effective Date occurs later than the forty-fifth (45) Business Day following the first Applicable Delivery Date then the Holder shall have the right to elect to receive the Cash Payment pursuant to Section 3(c), and, provided further, that Holder shall only exercise this Warrant on three (3) separate occasions for the Applicable Vessel Delivery Shares (or the Cash Payment in lieu thereof) issuable on such Exercise Date.  This Warrant shall expire and shall no longer be exercisable immediately following (i) the third Exercise Date and (ii) after the Aggregate Warrant Shares have either been issued or a Cash Payment has been made in lieu of the issuance of such shares.
3.          Exercise of Warrant.
(a)          Exercise Procedure. This Warrant shall be exercised on each Exercise Date or, if such day is not a Business Day, on the next Business Day, and in each case for the Applicable Vessel Delivery Shares (or the Cash Payment in lieu thereof); provided that the total number of shares of Common Stock issuable hereunder shall not exceed the Aggregate Warrant Shares reduced by the number of shares for which Cash Payment was made in lieu thereof, upon the delivery of an exercise notice, in the form attached hereto (the "Exercise Notice"), completed and duly signed, and payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.
(b)          Payment of the Aggregate Exercise Price. The Company is obligated to issue to the Holder the Additional Shares at the same time the Applicable Vessel Delivery Shares are issued to the Holder pursuant to a valid Exercise Notice; provided that payment of the Aggregate Exercise Price shall be made by instructing the Company to withhold the Additional Shares.

(c)          Cash Payment.  In the event that the Effective Date does not occur on or before the forty-fifth (45) Business Day following the first Applicable Delivery Date (such date the "Registration Default Date"), and the Holder has not elected to receive cash pursuant to Section 1(b)(i) of each Memoranda of Agreement, then the Holder may elect to receive, at its option and in lieu of any Applicable Vessel Delivery Shares,  cash payments payable to the Holder in immediately available funds within three (3) Business Days of such election for the first Applicable Delivery Date and within three (3) Business Days after each of the remaining Applicable Delivery Dates and, in each case, to be equal to the product of (i) the number of Applicable Vessel Delivery Shares to which the Holder is then entitled to receive multiplied by (ii) the average of the volume weighted average price per share of the Company's Common Stock on the NYSE (as reported on Bloomberg or, if not reported thereby, another alternative source as reasonably agreed by the Company and Tiger Bulk Ltd. for the five (5) consecutive trading days ending on and including the trading day immediately prior to the applicable Exercise Date with respect to such Applicable Vessel Delivery Shares that would be issued in the absence of a cash payment (the three payments, together "Cash Payment")).  The Holder's right to elect to receive the Cash Payment in lieu of the Aggregate Warrant Shares may be exercised one time during the period commencing on the occurrence of a Registration Default Date and ending on the fifth Business Day thereafter. If the Holder elects to receive Cash Payment, the buyers' payment obligations under clause 1(b) of each Memoranda of Agreement shall be satisfied upon the Cash Payment being received in full.
(d)          Delivery of Stock Certificates.  Except in the case of a Cash Payment, upon delivery of an Exercise Notice for the exercise of the Warrant for the Applicable Vessel Delivery Shares and payment of the Aggregate Exercise Price (in accordance with Section 3(a) and (b) hereof), the Company shall, as promptly as practicable, and in any event within three (3) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or book entry position representing the Applicable Vessel Delivery Shares issuable upon such exercise.  The stock certificate or book-entry position so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request and shall be registered in the name of the Holder.  This Warrant shall be deemed to have been exercised and such certificate or book entry position representing the Applicable Vessel Delivery Shares shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such Applicable Vessel Delivery Shares for all purposes, as of the Exercise Date.
(e)          Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon exercise of any Warrant.
(f)          [RESERVED]
(g)          Valid Issuance of Warrant and Aggregate Warrant Shares. With respect to the exercise of this Warrant and in reliance and subject to the accuracy of the representations and warranties of the Holder contained in the Subscription Agreement, the Company hereby represents, covenants and agrees:
(i)          This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued and a valid and binding obligation of the Company.
(ii)          The Aggregate Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Aggregate Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any pre-emptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges and registered for resale under the Securities Act at the time such Aggregate Warrant Shares are issuable hereunder.

(iii)          The Company shall take all such actions as may be necessary to ensure that the Aggregate Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).
(h)          Payment of Taxes. Issuance and delivery of certificates or book entry positions for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any transfer agent fee or issue tax or transfer tax  or withholding tax or other incidental tax or expense imposed by the Marshall Islands in respect of the issuance of such certificates, all such taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or in the event the Holder elects to change its domicile or jurisdiction of formation subsequent to the original issue date of the Warrant. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.
4.          Transfer of Warrant.  This Warrant and all rights hereunder are non-transferable, in whole or in part, by the Holder.  Any such transfer will be null and void.
5.          Holder Not Deemed a Stockholder; Limitations on Liability.  Except as otherwise specifically provided herein, prior to the issuance to the Holder of shares of Common Stock to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or  receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.
6.          Adjustments for Stock Event.  If at any time there shall occur any stock split, stock dividend, reverse stock split or other subdivision, reclassification or similar event involving the Company's Common Stock ("Stock Event"), then the number of shares of Common Stock remaining issuable upon exercise of this Warrant shall be appropriately adjusted such that the proportion of the number of shares issuable hereunder to the total number of shares of the Company (on a fully diluted basis) prior to such Stock Event is equal to the proportion of the number of shares issuable hereunder after such Stock Event to the total number of shares of the Company (on a fully-diluted basis) after such Stock Event.
7.          Replacement on Loss.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Aggregate Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

8.          Compliance with the Securities Act.
(a)          Agreement to comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 8 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Aggregate Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act.  This Warrant shall be stamped or imprinted with a legend in substantially the following form:
"THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND THE WARRANT MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED."
(b)          Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:
(i)          The Holder is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Aggregate Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Aggregate Warrant Shares, except pursuant to resales registered or exempted under the Securities Act.
(ii)          The Holder understands and acknowledges that this Warrant and the Aggregate Warrant Shares to be issued upon exercise hereof are "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances.
(iii)          The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Aggregate Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the Aggregate Warrant Shares and the business, properties, prospects and financial condition of the Company.
(c)          The Company will file a registration statement within five (5) calendar days of the date of this Warrant for the resale under the Securities Act the Aggregate Warrant Shares issuable pursuant to the Warrant.  To the extent such shares are not registered for resale at the time the Company is obligated to issue such shares upon a valid exercise of this Warrant and the Holder has not elected to receive cash pursuant to Section 1(b)(i) of each Memoranda of Agreement, it will upon the election of the Holder make a Cash Payment referenced in Section 3(c) hereof. In the event that the Company makes a Cash Payment referenced in Section 3(c) hereof, the corresponding Applicable Vessel Delivery Shares and the corresponding Additional Shares shall not be issued and the number of Aggregate Warrant Shares issuable pursuant to this Warrant shall be reduced accordingly.
9.          Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant.  The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

10.          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10).
If to the Company:	9 , Boulevard Charles III Monaco 98000
	Facsimile:	377 97 77 83 46
	E-mail:	akachelo@scorpiogroup.net
	Attention:	Corporate Secretary

with a copy to:	Seward & Kissel LLP
	Facsimile:	(212) 480-8421
	E-mail:	horton@sewkis.com
billotti@sewkis.com and
	Attention:	Edward Horton and Keith Billotti

If to the Holder:	Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005
	Facsimile:	(852) 2160 5199
	E-mail:	mark@markhilton.ca
	Attention:	Mark Hilton

with a copy to:	Tiger Ventures Limited, Suites 2111-2114, 21/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong
	Facsimile:	(852) 2160 5199
	E-mail:	Pauline.deltour@tigergroupinvest.com
	Attention:	Pauline Deltour

11.          Cumulative Remedies. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.
12.          Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.
13.          Entire Agreement. This Warrant, together with the Subscription Agreement and the Memoranda of Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Subscription Agreement or the Memoranda of Agreement, the statements in the body of this Warrant shall control.

14.          Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.
15.          No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.
16.          Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.
17.          Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
18.          Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.
19.          Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.
20.          Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and County of Manhattan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
21.          Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.
22.          Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.
23.          No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

SCORPIO BULKERS INC.

		By:	/s/ Cameron Mackey
		Name:	Cameron Mackey
		Title:	Chief Operating Officer

Accepted and agreed, by:
TIGER BULK LTD. by its director and duly authorized signatory

By:	/s/ Graham J Porter
Name:	Graham J Porter

EXERCISE NOTICE
SCORPIO BULKERS INC.
WARRANT NO. 1 DATED NOVEMBER 8, 2017
Ladies and Gentlemen:
(1)          The undersigned hereby exercises the above-referenced Warrant with respect to      shares of Common Stock in connection with the delivery of the [Vessel Name].
(2)          The undersigned hereby instructs the Company to withhold the Additional Shares to pay the Exercise Price.
(3)          Pursuant to this Exercise Notice, the Company shall deliver to the Holder either [the number of Warrant Shares determined in accordance with the terms of the Warrant / the Cash Payment, calculated in accordance with the terms of the Warrant on the basis of the average of the volume weighted average price per share of the Company's Common Stock on the NYSE (as reported on Bloomberg) for the five (5) consecutive trading days ending on and including [insert trading day prior to the relevant Exercise Date] 201, being $[insert relevant VWAP].
Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.
HOLDER:

By:
Name:
Title: